Exhibit 99.2

Merit Medical to Present 6-Month Outcomes from Randomized Arm of WRAPSODY™ Arteriovenous Access Efficacy (WAVE) Pivotal Study at Two Upcoming Medical Meetings

SOUTH JORDAN, Utah, August 1, 2024 (GLOBE NEWSWIRE) -- Merit Medical Systems, Inc. (NASDAQ: MMSI), a global leader of healthcare technology, today announced plans to release findings from its WAVE study. A pivotal, international, multicenter trial, the WAVE study examines the safety and efficacy of Merit’s WRAPSODY Cell-Impermeable Endoprosthesis for treatment of stenosis in the venous outflow circuit.

The WAVE study enrolled 245 patients with stenosis in their arteriovenous fistula (AVF) and 113 patients with evidence of stenosis in their arteriovenous graft (AVG). Patients with an AVF were randomized 1:1 to treatment with WRAPSODY or standard of care with percutaneous transluminal angioplasty (PTA). Safety and performance outcomes of patients with an AVG were compared to historical controls. Patients enrolled in WAVE will be followed for 24 months after their initial intervention. Six-month safety and efficacy findings will be presented at multiple congresses this year.

The first release of results will focus exclusively on patients from the randomized arm of the study (AVF cohort) and is scheduled for scientific presentation at the Cardiovascular and Interventional Radiological Society of Europe (CIRSE) in Lisbon, Portugal. The presentation is scheduled for Saturday, September 14, during the FIRST@CIRSE scientific session held from 11:30 a.m. to 12:30 p.m. (CEST); specific results at 6 months will include target lesion primary patency, access circuit primary patency, and safety events.

“Given the limited options available to help maintain the vascular access in patients requiring hemodialysis, it is critical to provide the clinical community with information on the latest technology designed to help us optimize care for such a vulnerable patient group,” said Mahmood K. Razavi, MD, FSIR, FSVM, Medical Director of Clinical Research at St. Joseph Heart and Vascular Center in Orange, California, and Co-Global Principal Investigator of the WAVE study. “I look forward to presenting the first release of the findings at CIRSE.”

Following the presentation of 6-month outcomes of the randomized arm of the WAVE study, there will be a Merit-sponsored symposium at CIRSE on Monday, September 16, from 1:00 p.m. to 2:00 p.m. (CEST), with a panel of renowned experts highlighting the latest hemodialysis evidence and clinical strategies. On Tuesday, September 17, from 1:30 p.m. to 2:30 p.m. (CEST), Merit will host a case discussion and hands-on session.

Saravanan Balamuthusamy, MD, FASN, Interventional Nephrologist at PPG Health in Fort Worth, Texas, and a WAVE study investigator, will present core laboratory findings supporting the cell-impermeable design of WRAPSODY at the industry-sponsored Controversies in Dialysis Access (CiDA) Symposium on Saturday, October 5, from 7:00 a.m. to 8:00 a.m. (EDT), in Washington, DC.

“The opportunity to showcase evidence supporting the unique design of WRAPSODY will be an important aspect for broader adoption of its use,” said Dr. Balamuthusamy. “I look forward to presenting this evidence for colleagues who will attend CiDA.”

“The ability to present findings from the WAVE study is an important accomplishment for us. It is a significant step in our steadfast commitment to provide clinically meaningful improvements to physicians striving to better the lives of patients undergoing hemodialysis,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “We are pleased with the progress achieved in recent months toward our regulatory strategy for WRAPSODY in the United States, and we look forward to engaging with the FDA as it reviews our PMA application for this innovative technology.”

The Merit WRAPSODY Cell-Impermeable Endoprosthesis is not approved, cleared, or available for commercial distribution in the United States and may not be approved, cleared, or available for sale or use in other countries. In the United States, the device is being used under an Investigational Device Exemption (IDE) from the US Food and Drug Administration (FDA). Findings from the WAVE study are expected to expand on results from the first-in-human study (WRAPSODY FIRST) and support the Premarket Approval (PMA) application to the FDA for commercial use in the United States. WRAPSODY previously received the Conformité Européenne (CE) Mark for commercial use in the European Union and is available in Brazil. For additional information on Merit’s WAVE study, please visit https://clinicaltrials.gov/study/NCT04540302.

ABOUT MERIT MEDICAL

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture, and distribution of proprietary disposable medical devices used in interventional, diagnostic, and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care, and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force and clinical support team totaling more than 700 individuals. Merit employs approximately 7,000 people worldwide.

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CONTACTS

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